Exhibit 10.9

Imperial Holdings, Inc.

701 Park of Commerce Blvd., Suite 201

Boca Raton, FL 33487

February 9, 2012

Michael Altschuler

Retention Award

Dear Michael:

You have been selected to receive a retention award for each of 2012 and 2013, which provides you with a minimum guaranteed bonus for each such calendar year. Your selection confirms the important contribution that you are making at Imperial Holdings, Inc. and its subsidiaries (the “Company”).

1. Annual Bonus/Retention Award. You shall be entitled to receive a minimum guaranteed Bonus in respect of each of 2012 and 2013 of not less than $106,000 (each year individually, a “Bonus”). Subject to the terms of this letter, any Bonus that becomes payable pursuant to this Section 1 shall be paid to you no later than March 15 of the calendar year immediately following the calendar year in respect of which the Bonus was earned. Except as expressly provided in Sections 2 or 3, you will only be eligible to receive a Bonus if you are actively employed by the Company on December 31 of the calendar year to which such Bonus relates.

2. Termination of Employment.

(a) Death, Disability or Without Cause. If, during 2012 or 2013, your employment with the Company is terminated due to your death, or by the Company due to your Disability or without Cause (as each such term is defined in the Severance Agreement between you and the Company, dated as of January 31, 2012 (the “Severance Agreement”)), the Company shall pay to you:

(i) to the extent not previously paid, (A) if such termination occurs in 2013, any earned and unpaid Bonus in respect of 2012 or (B) if such termination occurs in 2014, any earned and unpaid Bonus in respect of 2013, which shall be paid on the tenth day after the Date of Termination (defined in the Severance Agreement) (or, if such day is not a business day, the next business day after such day); plus

(ii) as liquidated damages in respect of claims based on provisions of this letter and provided that you execute and deliver (and do not revoke) the general release attached to the Severance Agreement as Exhibit A (the “Release”) in accordance with the Severance Agreement, the Bonus in respect of the calendar year that includes the Date of Termination, which shall be paid on the first payroll date on which payments are made under the Severance Agreement.

(b) For Any Other Reason. If your employment is terminated for any reason other than those specified in Section 2(a) during 2012 or 2013, the Company shall pay you, to the extent not previously paid, (A) if such termination occurs in 2013, any earned and unpaid Bonus in respect of 2012 or (B) if such termination occurs in 2014, any earned and unpaid Bonus in respect of 2013, which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day).

3. Termination of this Letter. Subject to Section 2, this letter shall be effective as of the date hereof and shall automatically expire following payment of your Bonus in respect of 2013, unless sooner terminated by the Board of Directors of the Company (the “Board”); provided, that if such termination occurs before payment of your Bonus in respect of 2013 and:

(a) if this letter is terminated by the Board before December 31, 2012, the Bonus in respect of 2012 shall become immediately due and payable and shall be paid on the next payroll date immediately following the termination of the letter, and the Bonus in respect of the 2013 fiscal year shall not be payable;

(b) if this letter is terminated by the Board solely in respect of 2013 prior to January 1, 2013, the Bonus in respect of 2012 shall be payable on the date bonuses in respect of 2012 are to be paid to employees of the Company generally, subject to your continued employment by the Company through December 31, 2012, and the Bonus in respect of 2013 shall not be payable; and

(c) if this letter is terminated by the Board between January 1, 2013 and December 31, 2013, the Bonus in respect of 2013 shall become immediately due and payable and shall be paid on the next payroll date immediately following the termination of the letter, and, to the extent not previously paid, any earned and unpaid Bonus in respect of 2012 shall be payable on the date bonuses in respect of 2012 are to be paid to employees of the Company generally, subject to your continued employment by the Company though December 31, 2012.

4. Change in Control. Notwithstanding anything to the contrary contained in Section 3, if a Change in Control (defined in the Severance Agreement) occurs during the term of the letter or prior to the payment of any Bonus earned, the letter may not be modified without your consent.

5. Entire Agreement. This letter constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with you by any other person) are merged herein and superseded hereby.

6. Confidentiality of Letter. The parties to this letter agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in your case, members of your immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, however, that this Section 6 shall not be construed to prohibit any disclosure required by law or regulation, or in any proceeding to enforce the terms and conditions of this letter.

7. General Provisions.

(a) Binding Effect; Assignment. This letter shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This letter shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives. This letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 7(a). The Company may effect such an assignment without your prior written approval upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law; Waiver of Jury Trial.

(i) Governing Law; Consent to Jurisdiction. This letter shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Florida, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Florida and the federal courts of the United States of America located in Florida solely in respect of the interpretation and enforcement of the provisions of this letter and in respect of the transactions contemplated hereby.

(ii) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the breach, termination or validity of this letter, or the transactions contemplated by this letter.

(c) Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations.

(d) Amendments; Waiver. No provision of this letter may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by you. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this letter shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this letter shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f) Notices. Any notice given pursuant to this letter shall be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile, and addressed to (i) if to the Company: Imperial Holdings, Inc., 701 Park of Commerce Blvd., Suite 301, Boca Raton, FL 33487, Attn: Michael Altschuler, with a copy (which shall not constitute notice) to Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, Attn: Alan M. Levine, Esq.; and (ii) if to you, at your last known address set forth on the books and records of the Company. Any party to this letter may designate a new address by notice to that effect given to the other party hereto. Such notice shall be deemed to have been given and shall be effective: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; on the third business day after mailing, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

(g) Survival. The Company and you hereby agree that the provisions of this letter that are intended to survive the expiration of this letter shall survive the expiration of this letter in accordance with their terms.

(h) Section 409A. The parties intend that any amounts payable hereunder shall either comply with or be exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each payment that may be made under this letter shall be deemed to be a separate payment. With respect to amounts under the letter that are “deferred compensation” subject to Section 409A (i) any provisions of this letter that provide for payment that is triggered by your employment termination (or substantially similar phrase) shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h), and (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), then any payment triggered by such separation from service shall not be made until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such separation from service and (B) the date of your death, to the extent required under Section 409A; upon the expiration of the foregoing delay period, all payments delayed pursuant to this clause (ii) shall be paid to you in a lump sum and any remaining payments due under this letter shall be paid in accordance with the normal payment dates specified for them in this letter. The Company makes no representation to you regarding the tax treatment of any payment under this letter, and you are solely responsible for all taxes due with respect to any payment under this letter.

(i) Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or portable document format of this letter as a fully binding original.

(j) Headings. The section and other headings contained in this letter are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

Please acknowledge your receipt of this letter, and your understanding of the terms and conditions hereof, by signing below and returning an executed copy of this letter to Antony Mitchell, Chairman and Chief Executive Officer of the Company.

Sincerely,

IMPERIAL HOLDINGS INC.

By:
Name:
Title:

Acknowledged and agreed as of the first date written above:

Name: Michael Altschuler